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                                                                      EXHIBIT 99

WACKENHUT
NEWS RELEASE

WR-98-02                                                   FOR IMMEDIATE RELEASE

                          WACKENHUT SELLS SUBSIDIARY,
                             TAKES ONE-TIME CHARGE,
                        EXPECTS STRONG 1998 PERFORMANCE

PALM BEACH GARDENS, FL, January 28, 1998 -- The Wackenhut Corporation (NYSE:
WAK, WAKB) announced today it will take a pretax charge of $18.3 million against 1997 earnings. After tax, the one-time charge will reduce net income by $11.3 million. The company's Australian security subsidiary has been sold, resulting in $6 million ($3.8 million after tax) of the charge. The remainder is the result of the write down of deferred costs of information systems and other investments. Earnings results for 1997 will be announced in mid-February.

"While the impact on 1997 net income is substantial, we do not expect that these one-time charges will result in any additional cash requirements," said Richard R. Wackenhut, president and chief operating officer. "This move positions Wackenhut for a very strong performance in 1998. Our operating earnings were at record levels in 1997 and by exiting the Australian security market and writing off these non-performing investments, 1998 promises to be a very good year for the company's earnings."

The company acquired Wackenhut Australia in September 1995 for approximately $3 million. The Australian subsidiary provided security-related services to business and government. In 1996 the subsidiary recorded an operating loss of $2.3 million; in 1997 it had an operating loss of $1.7 million.

The Wackenhut Corporation is a worldwide provider of security-related and diversified human resources services to business, industry and government agencies. With operations throughout the United States and over 50 countries on six continents, it is a leader in the privatization of public services for municipal, state and federal agencies, and also serves a wide range of industrial and commercial customers.

This press release contains forward-looking statements regarding future events and future performance of the company that involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the company files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release. Such filings include, without limitation, the company's Form 10-K, Form 10-Q and Form 8-K reports.


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Contact:  Robert Harwood, Investor/Public relations -  (561) 691-6698

                                                               www.wackenhut.com